Exhibit 99.1

Boston Private Announces New Appointment to Board of Directors
BOSTON- January 21, 2015 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (the “Company” or “BPFH”) today announced the appointment of Gloria C. Larson to its Board of Directors. Ms. Larson was also elected to the Board of Directors of Boston Private Bank & Trust Company, a wholly owned subsidiary of the Company.
“It is a great pleasure to welcome Gloria to our Board of Directors,” said Stephen M. Waters, Chairman of the Board of Directors of the Company and the Bank. “Gloria is an accomplished leader, and her deep ties in the Boston community, as well as her public company and financial sector experience, will be significant to the Board as we continue to focus on our strategic goal of becoming the best national wealth management and private banking company.”
“The Company has been extremely fortunate to be able to add strong talent and leadership to our Board over the past year,” said Clayton G. Deutsch, CEO and President of the Company. “The Board has been focused on building its roster to support the Company’s strategy for the future, and we are excited about having added Donna Wells, Daniel P. Nolan and Brian Shapiro as Board members in 2014. All three of these individuals bring a wealth of knowledge to our Company in the areas of technology, marketing, financial and risk management, strategy, and building wealth management businesses. Donna and Brian also provide us with excellent perspective on our west coast markets, which are a priority for our Company. With the addition of Gloria, we have a Board that is strategically focused, well versed in our industry, and ready to propel us into our next chapter.”
Ms. Larson is the President of Bentley University, one of the nation’s leading business schools. Among other non-profit positions, Ms. Larson currently serves on the Boston 2024 Executive and College and University Engagement Committees. She previously served as co-chairperson of the Government Practices Group of the law firm Foley Hoag LLP and coordinator for its Administrative Practices Group. Prior to joining Foley Hoag, she served as Secretary of Economic Affairs and as Secretary of Consumer Affairs and Business Regulation for the Commonwealth of Massachusetts, and prior to that was Deputy Director of Consumer Protection for the Federal Trade Commission.
Ms. Wells was elected to the Board of Directors of the Company and the Bank on July 11, 2014, as previously disclosed. She is President and CEO of Mindflash Technologies, a Palo Alto, California based company which provides a cloud based platform for online training with over 1,000 customers including McDonalds, Microsoft, Airbnb, Lufthansa and the Four Seasons Hotels and Resorts. Her focus has been on innovation and in 2013 Mindflash produced the industry's first engagement recognition software for the iPad. Prior to Mindflash, Ms. Wells was CMO for Mint.com, and previously led client acquisition/retention, brand-building and product development for organizations ranging from start-ups to global brands, including Expedia, myCFO, Intuit, Charles Schwab and American Express.
Mr. Nolan was elected to the Board at the 2014 Annual Meeting of Shareholders, as previously disclosed, and also to the board of directors of the Bank at the same time. He is President and CEO of Hugh Johnson Advisors, LLC, a registered investment advisor located in Albany, New York. Mr. Nolan is also a principal in NPV Capital LLC, a private equity and real estate investment firm that he formed. Prior to holding these positions, he was a partner in Ayco Company, L.P., a wholly owned subsidiary of Goldman Sachs. During his twenty-eight year career at Ayco, Mr. Nolan provided tax, investment and financial planning advice to Ayco’s highest net worth clients. He previously served on the board of a regional bank, and is a trustee of Albany Law School as well as The College of St. Rose.
Mr. Shapiro was elected to the Board at the 2014 Annual Meeting of Shareholders, as previously disclosed, and also to the board of directors of the Bank. He is a CPA and is the Managing Partner of The Shapiro Group, a Los Angeles based boutique CPA firm that he founded over 30 years ago. The firm specializes in strategic planning for taxes, investments and business decisions of high net worth individuals, pass-thru entities and corporations. Prior to forming The Shapiro Group, Mr. Shapiro served as Tax Manager for Arthur Young & Company. He is active in Los Angeles philanthropic groups including, The Water Buffalo Club, University of Wisconsin Foundation and the Big Ten Club of Southern California. Mr. Waters commented, “Board refreshment and expansion have been priorities for many public companies over the past decade, and we feel very fortunate to have been able to attract the superb level of talent, community engagement and experience that we have in these four directors. They bring the precise skill sets and industry acumen that will position our Company to tackle the next phase of our growth with deep expertise, energy and innovative approaches.”
Boston Private Financial Holdings, Inc.
Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management and Private Banking affiliates with offices in Boston, New York, Los Angeles, San Francisco, San Jose, Atlanta, Florida, Wisconsin, and Texas. The Company has a $7 billion Private Banking balance sheet, and manages approximately $30 billion of client assets.
The Company positions its affiliates to serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)
For more information about BPFH, visit the Company's website at www.bostonprivate.com.
Forward-Looking Statements
Certain statements in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, and prospects for growth. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company's control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company's actual results could differ materially from those projected in the forward-looking statements due to many factors including changes in assumptions used in making such forward-looking statements, and the other risks and uncertainties detailed in the Company's Annual Report on Form 10-K and updated by the Company's Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
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CONTACT:
Steven Gaven
Vice President, Director of Investor Relations
Boston Private Financial Holdings, Inc.
(617) 912-3793
sgaven@bostonprivate.com